Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 29, 2022, included in its Annual Report on Form 10-K filed on March 31, 2022 relating to the financial statements of Patricia Acquisition Corp. as of December 31, 2021 and 2020, the year ended December 31, 2021, and the period from November 9, 2020 (Inception) to December 31, 2020. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP

Melville, New York

November 28, 2023